Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Online Tele-solutions, Inc.

We consent to the inclusion in this Registration Statement on Form S-1/A, Amendment No. 1 (the “Registration Statement”), of our report dated March 16, 2010, relating to the balance sheets of Online Tele-solutions, Inc. as of January 31, 2010 and 2009, and the related statements of operations, stockholders’ equity, and cash flows for the fiscal year ended January 31, 2010, for the period from June 5, 2008 (inception) through January 31, 2009, and for the period from June 5, 2008 (inception) through January 31, 2010, appearing in the Prospectus, which is a part of such Registration Statement.  We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Li & Company, PC
Li & Company, PC

Skillman, New Jersey
April 5, 2010